Exhibit 99.2

PRELIMINARY TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

DRE - Q3 2009 Duke Realty Corporation Earnings Conference Call

Event Date/Time: Oct 29, 2009 / 07:00PM GMT

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CORPORATE PARTICIPANTS

Randy Henry

Duke Realty Corporation — Assistant VP of IR

Denny Oklak

Duke Realty Corporation — Chairman, CEO

Christy Kelly

Duke Realty Corporation — EVP, CFO

Bob Chapman

Duke Realty Corporation — COO

CONFERENCE CALL PARTICIPANTS

Josh Adi

Citigroup — Analyst

Chris Katen

Morgan Stanley — Analyst

Jamie Feldman

Banc of America Securities — Analyst

Sloan Bohlen

Goldman Sachs — Analyst

Brendan Maiorana

Wells Fargo — Analyst

Paul Adornato

BMO Capital Markets — Analyst

Michael Knott

Green Street Advisors — Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to the Duke Realty quarterly earnings conference call. At this time, all participants are in a listen-only mode and later we will conduct a question-and-answer session with instructions being given at that time. (Operator Instructions). As a reminder, today’s conference is being recorded and I would now like to turn the conference over to your host, Mr. Randy Henry, Assistant Vice President of Investor Relations. Please go ahead, sir.

Randy Henry - Duke Realty Corporation — Assistant VP of IR

Thank you. Good afternoon, everyone, and welcome to our quarterly conference call.

Joining me today are Denny Oklak, Chairman and Chief Executive Officer, Christy Kelly, Executive Vice President and Chief Financial Officer, Bob Chapman, Chief Operating Officer, and Mark Denien, Chief Accounting Officer.

Before we make our prepared remarks today, let me again remind you that statements we make today are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Some of those factors included are continued qualification as a REIT, general business and economic conditions, competition, increases in real estate construction costs, and interest rates. For more information about these risks we refer you to our 10-K that we have on file with the SEC, dated February 25, 2009.

For our prepared remarks, I’ll turn it over to Denny Oklak.

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Thank you, Randy. Good afternoon, everyone, and welcome to Duke Realty’s third quarter earnings call.

During the third quarter, we continued to make significant progress to address near term debt maturities in our overall leverage. We’ve been able to take advantage of opportunities in the capital markets when they arise which is a testament to our finance and legal team and the strength of our Company. On today’s call, I want to provide some thoughts on the current real estate cycle and how we are aligning our business strategy for future growth. We’ll also provide an overview of the third quarter performance.

Christy Kelly will provide an update on our financial performance, capital markets, and financing activities as well as our real estate valuation results. Then, Bob Chapman will provide some views on the overall industrial and office markets, highlight activity in three of our major markets, and then discuss our portfolio occupancy and significant transactions during the quarter. And finally I’ll summarize our performance outlook for the rest of 2009.

Things were certainly more positive during the third quarter. REITs are successfully accessing the public capital markets. GDP forecasts are improving versus previous months. Inventories have been at historic lows, and it appears that inventory levels may need to re-stock sooner even with flatter marginal retail sales increases. There have also been improvements in recent estimates of shipping and trucking volumes, which are further indicators that we are moving in the right direction.

The industrial side of our business historically has rebounded more quickly than office from cyclical downturns. We’re seeing similar trends in our portfolio this cycle, too. As Bob will touch on later, we have recently begun to see activity in some of our industrial markets and we have benefited from consolidation into some of our larger distribution facilities.

On the office side of our business, we anticipate a slower come back than industrial as unemployment rates are forecasted to be in the 10% plus range and are expected to remain there well into 2010. Uncertainty remains as to when the stimulus dollars will take effect and to what degree. We are seeing our office tenants looking to renew and extend leases with rent concessions in early years, but with less capital requirements from us in return. We evaluate the economics of these “blend, extend, and don’t spend” transactions on a deal by deal basis to maximize profitability and share alignment with our long term business and asset strategy.

With respect to the third quarter, results were in line with our expectations. Same property NOI for the three-month period was down by 5.6% compared with the same period last year. Same property NOI was down by .5% when compared with the 12 month period ended September 2009 and 2008. Specifically, approximately 2% of the overall 5.6% decrease in our three-month same property performance is attributable to the “blend, extend, and don’t spend” renewals, I mentioned. We still project year-end same property will be a decrease of 2% to 3% year-over-year in line with our original expectations.

Third quarter activity picked up significantly in September as several major transactions in our industrial portfolio were signed. As a result of our solid September performance, our overall occupancy only decreased by 41 basis points during the quarter from 87.44% to 87.03%. Occupancy in our same property portfolio held up well on the industrial side at 90.8%, but we experienced stress on the office side as same property occupancy decreased to 86.5%. While our occupancy has dropped since last year of last quarter, performance was in line with expectations. The impact of recently developed assets which have been in service for over one year but have not yet leased up to stabilized occupancy of 90% are a drag on the overall stabilized occupancy.

On the positive side these assets would generate approximately $50 million of future earnings from lease up to stabilization. These assets will be one of the earnings growth drivers we look to in 2010 and beyond. This embedded NOI growth will contribute to our goals of driving core income growth while further improving our debt coverage and other leverage ratios.

Christy will be providing color on the details of our impairment charges recognized in the third quarter, but I want to address the strategic refinements we’ve made which ultimately triggered a majority of these charges. We’re now planning to more aggressively market for sale certain of our undeveloped land inventory in light of lower anticipated development volume because we are significantly reducing our focus on merchant building. We will also have targeted non-strategic property dispositions further aligning our focus on high growth markets with an emphasis on industrial and medical office. Our decisions caused a change in the intended use of some of our land and billings, so we evaluated them accordingly and recognized impairment charges where appropriate.

Moving forward we remain focused on deleveraging our balance sheet, leasing our recently placed in service development projects and executing our operating strategy in order to drive core operating income and continue to offer our customers and investors quality services and returns.

I’ll now turn our call over to Christy.

Christy Kelly - Duke Realty Corporation — EVP, CFO

Thanks, Denny, and good afternoon, everyone.

As Denny mentioned I’d like to provide an update on our financial performance, discuss our evaluation results including impairment and other non-cash charges recognized in the third quarter, and give an overview of our capital markets and financing activities, including an update on the renewal of our credit facility.

Now I’d like to spend a few minutes on third quarter operating results. Reported FFO per share for the quarter was a loss of $1.02, which includes a loss of $1.28 per share from new $297.1 million of impairment and other non-cash charges as well as a loss of $0.06 per share of $13.6 million of losses on debt transactions completed during the quarter. Excluding these items, FFO from operations was $0.32 per share in line with our expectations and above consensus estimates of $0.31 per share.

This quarter, as I mentioned previously and we reported last evening, we recognized $297 million of impairment and other non-cash charges primarily as a result of changes in our operating strategy, as Denny mentioned. Given refinements in our strategy we evaluated assets for impairments using estimated current values. If assets were intended to be held longer term in alignment with our strategic objectives, we analyze for impairment by comparing our cost basis to the undiscounted cash flows over the entire holding period, including a disposition value.

We completed a comprehensive review of our land position. We identified non-strategic land for disposition with a carrying value of $385 million and recognized an impairment charge of $132 million or 35% of the carrying value of the land that was identified for disposition. There were no impairment charges taken for land positions that we intend to develop based upon development models using undiscounted cash flows. Also, on buildings we intend to sell, we have taken an impairment charge of $70.7 million.

As part of the review of both our wholly owned and joint venture real estate assets we reviewed our investments in unconsolidated entities. During this review, we determined that the carrying value of our investments and 3630 Peachtree Office Project in Atlanta was impaired and a charge of $14.4 million was recorded to write-off our entire investment to date in this project. We now anticipate an increase in the total estimated project costs as a result of an extended lease-up period with higher concessions.

As a result of these higher costs, we also recorded a contingent liability and related impairment charge of $36.3 million related to our guarantee obligation to the lender on the project. While impairment charges have been recorded, we are working diligently with prospective tenants to lease this space and still believe this is an excellent project and will be successful in the long term. We also recognized $31.4 million of charges for the write-off of other real estate investments and for pursuit costs on development projects which we no longer plan to start. We also established a $12.3 million valuation allowance against deferred tax assets in our taxable subsidiary as a result of our strategic decision to exit our merchant building business.

Now, I’d like to summarize our capital and liquidity achievements during the quarter. In August, we successfully completed a $500 million unsecured bond offering consisting of a $250 million, 7.5% note, due 2015, and $250 million of 8 3/8 notes due 2019. We are pleased with the timing of the execution of this transaction and the acceptance by our investors in the market. Today our spreads have come in about 50 to 75 basis points since the offering.

On the secured side, in July we closed $114 million, 10 year loan interest only at 7.75%. We have executed $270 million of secured deals in 2009 at very attractive rates. We currently do not intend to pursue any additional secured loans in the near term. Upon the closing of the unsecured offerings, we have about $535 million of cash on hand to retire near term debt.

In late August we repurchased almost $207 million of our 2011 convertible bonds in the open market at a 2.2% discount. We then successfully executed $145 million tender offer for apportion of our 2009, 2010 and 2011 bonds. All 2009 and 2010 bonds will be retired with the remaining cash we have on hand. As a result of our unsecured and secured financing activities we recognize that $13.6 million loss for the quarter; $6.5 million of this amount was related to a breakup fee on the $280 million secured loans that we were working on. The remaining losses of $7.1 million are a combination of premium pricing paid on the bonds purchased via the tender offer and GAAP losses associated with the repurchase of our convertible notes.

The disposition market continues to be slow. We sold 96 acres of undeveloped non-strategic land for proceeds of $13.6 million and no buildings. Although we didn’t execute a building sale during the quarter, we anticipate closing on about $150 million of additional dispositions during the Fourth Quarter. We also have a strong backlog of projects that will close in 2010.

We remain focused on our goal of $300 million of asset dispositions this year and are pleased with the progress our dispositions team has made. To date we have raised nearly $1.5 billion of capital, and the balance on our $1.3 billion credit facility is now zero. We are making progress on the renewal of our credit facility. We have met with all of our partner banks at the beginning of October and to date have received firm commitments from our lead bankers for over 80% of the projected capacity of our facility. In summary, our terms include an $850 million projected facility, a rate of LIBOR plus 275 with a 50 basis point facility fee, no LIBOR floor, and I’m happy to report, a term of 39 months to February 2013. We expect to close in mid-November and are very pleased with the support we are receiving from our bank and with the progress we have made to get the renewal completed before the end of the year.

And now I’d like to turn it over to Bob Chapman for an update on our markets and third quarter occupancy and leasing activity.

Bob Chapman - Duke Realty Corporation — COO

Thanks, Christy. I’d first like to give some highlights on what we’re seeing nationally with respect to the fundamentals in demand in the industrial and office markets and then discuss specific thoughts on our Atlanta, Dallas, and Indianapolis markets, and finally talk about our quarter end results.

Overall, operating fundamentals on both the office and industrial side remain difficult; however, on the industrial side, we have seen some pick up in activity across the system during the past couple of months. As Denny mentioned earlier increases in shipping in trucking volumes from the previous lows are an initial positive, but we believe we still have a long way to go in the recovery process. As we look at suburban office, from a national perspective, operating fundamentals continue to decline impacted by job losses and moderate supplies still coming online, vacancy rates have risen with further negative absorption expected to continue into 2010. At Duke we’ve successfully pursued early renewal opportunities and extended lease terms as Denny mentioned. Our strong balance sheet is keeping us involved in deals that the brokerage community recognizes our ability to raise capital.

In order to give you a better idea what’s happening in our markets I wanted to briefly discuss Dallas, Atlanta and Indianapolis as I believe these three give a good view of what we’re seeing across our different geographic locations and different product types. I’ll also share highlights from our medical office activities.

First let’s look at Dallas. On the bulk distribution side, the Duke portfolio consists of approximately 12 million square feet in service that’s about 75% leased as of September 30th. I’d like to point out that the occupancy is somewhat skewed by the fact that we have nearly 3.6 million square feet of product representing six new buildings that have been in service for over one year and are currently 50% leased. These assets are located in four different sub-markets across the Dallas Fort Worth area and were developed over the past three years. Year-to-date net absorption in Dallas industrial market is a negative 5.5 million square feet and overall vacancy is 12.7%. This market has experienced over-building and supply is definitely driving pricing downward. Rents are down 20% to 30% year-over-year, and it’s not unusual to see free rent of up to 12 months for long term credit tenants. Deals have been getting done in the 250,000 to 600,000 square foot range.

At Duke, we signed 800,000 square feet of leases in September, including a 400,000 square foot and a 260,000 square foot lease, both with quality credit tenants. Additionally, we’ve seen a pick up in activity since August. On the office side in Dallas, we have 645,000 square feet in service that are approximately 75% leased as of September 30th. Year-to-date net absorption for the overall Dallas market has been only 160,000 square feet and overall vacancy is increased to around 20%. From a rental rate standpoint the office market actually held up better than the industrial with rent reductions of only 10% to 15%, but we’ve seen more recent deals carry sharper rent reductions. Our Duke team has executed over 300,000 square feet of office leasing this year in Dallas.

Now turning to Indianapolis where we have over 19 million square feet in service stabilized bulk industrial product which is almost 95% leased at the end of the quarter. This is one of our strongest industrial markets as overall vacancy for the Indianapolis industrial market is around 8%. Despite overall negative absorption in 2009 year-to-date of 2.4 million square feet, Duke has been able to hold our occupancy and execute over 700,000 square feet of new leasing and 1.7 million square feet of renewals. New product rents have dropped 10% to 15%. On the office side in

Indianapolis Duke has approximately 3.1 million square feet of in service stabilized product which is 89% leased as of September 30th. From a rent standpoint office rents have held up better than industrial with year-to-date absorption a negative 287,000 square feet on suburban office product. Most new deals start with six months free rent. Our office team has done, had good deal activity this year with several leases in the 20,000 to 35,000 square foot range signed in 2009.

Finally moving south from Indy, the Atlanta market is one of our largest office and bulk distribution markets. Looking at bulk distribution product first, Duke has over 8.5 million square feet of stabilized in service product that’s nearly 86% leased as of September 30th. Absorption year-to-date for the overall market has been a negative 4.4 million square feet; however, there was positive absorption of 143,000 square feet in this last quarter, the first positive absorption since the first quarter of 08. Vacancy rates are around 13%. We’ve noticed that activity in the big box market has begun to pick up since last year with several potential deals over 200,000 square feet currently in the market. Duke’s strong balance sheet is keeping us involved in deals as the brokerage community recognizes our access to capital that we had in 2009.

On the office side in Atlanta Duke has a 4.1 million square foot in service stabilized portfolio which is 86.5% leased. The office market has been particularly hard hit in this cycle with negative absorption for all three quarters this year and current overall vacancy rate of about 19%. As Christy mentioned, we’ve reflected the tough market conditions in our impairment charges taken on the 3630 Peachtree Road joint venture. In our suburban markets, rents are down 10-15% with free rent and one month per annum, excuse me one month per year common concession. Duke’s team has completed more transactions this year-to-date than in all of 2008 and we have very few large blocks of vacancy in the portfolio.

I also want to address our medical office product for a moment. We currently have a portfolio consisting of 17 in-service buildings totaling 1.7 million square feet that are 80% leased as of September 30th and seven buildings totaling 1 million square feet under development, which are 85% pre-leased. We’re pleased with the performance of this portfolio and believe we are well positioned to grow this business. Specifically, our existing product is well-leased, we have an excellent team with strong relationships with leading hospital systems. Our focus on on-campus medical office has high barriers to entry and our main competitors are private developers finding capital scarce and are having difficulty competing for new development projects.

In terms of the overall total business highlights, I’m pleased to report that our renewal percentage was 85% during the quarter. A blend and extend and don’t spend approach Denny’s mentioned has been well received as we work with tenants to provide rent relief, where practical, and at the same time limit our capital expenditures. An example during the quarter is in Raleigh, where we were able to renegotiate and extend over 500,000 square feet of office space leases covering two large existing tenants. While we did reduce the rent slightly during the next 12 or so months we were able to extend for another approximately 10 years with little or no cap ex. In doing so we’ve added significant value to the portfolio and the process.

At quarter end the wholly owned development pipeline overall consisted of only 10 properties comprising 1.4 million square feet which were 92% pre-leased with an anticipated yield of 8.5%. These projects require an approximately 71.1 million of additional capital complete, which we factored into our liquidity analysis which is included in our supplemental package. We also have three joint venture projects under development where we have an ownership interest of 50%. The estimated project costs for these properties is $338 million with nearly $95 million yet to be incurred.

With that I’ll turn it back over to Denny.

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Thanks, Bob. The third quarter was another successful quarter for us in terms of raising capital and improving our balance sheet. On the property operation side, we continue to focus on renewing and extending our existing tenants and funding new tenants to fill our recently developed assets. We are reaffirming our 2009 guidance for FFO per share in the range of $1.42 to $1.64 as adjusted for the additional shares issued in the April 2009 common stock offering.

As previously discussed in the second quarter, it’s anticipated that FFO per share will be at the lower end of the guidance based upon current expectations of leasing volumes and timing of potential fourth quarter transactions. Furthermore, as we look to the fourth quarter and 2010, it’s going to remain tough, while we are beginning to see signs of recovery, the impact of the recession is still being felt by our industry and still filtering to our portfolio. I’d also like to again remind you that our guidance includes a deduction for severance cost but assumes no gains from the sale of development properties or land and includes no income or losses recognized on the debt transactions and also does not include the effects of impairment or other non-cash charges.

So, with that, we’ll open it up for questions.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). Our first question will come from the line of Michael Bilerman of Citigroup.

Josh Adi - Citigroup — Analyst

Hi, it’s Josh Adi with Michael. Could you tell us a little bit more about the land that was impaired in terms of its location and the year it was acquired and then also kind of tell us about the land you’re keeping and those characteristics of the land you’re keeping?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Yes, Josh. I think if you’re familiar with our land portfolio and we really have land on both the office side and the industrial side and all of our markets; we went through and took a look at all of that land and decided what we really wanted to hold on in terms of development and what we didn’t, and the land that we identified for sale is really all over the Board. It’s in all of our markets. If, for example, in a market we have two or three industrial developments, we have might decided to sell one and focus on the other two, so again I would say the land that we’ve identified for sale has also been acquired again across 10 years plus, so some of it’s newer land, some of it’s older land. A good chunk of it is where we have very small parcels left and we just want to get those parcels moved so we’re looking at today’s market price, just to clean that up.

Josh Adi - Citigroup — Analyst

What’s the basis of the land that was impaired versus the land that you’ve held?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

As we said in the remarks, the basis of the land that we evaluated for impairment was about $385 million so that’s the land that we intend to try to move here as quickly as we can and then the rest of our land is land that we are going to hold longer term for development, so that is about $400 to $500 million on the wholly owned side and about $200 million on the joint venture side.

Josh Adi - Citigroup — Analyst

Christy, can you just walk through the Peachtree impairment relative to what your stake and what you’ve had invested in the venture, at least looking at the supplemental on Page 31, 50% interest and $85 million. I guess you’re taking a provision for future spend, is that you’re not only writing off what you have, but a future amount?

Christy Kelly - Duke Realty Corporation — EVP, CFO

That’s right. What we did is we wrote off what we had in the project to date or the $14.4 million, as we communicated, and then as a result of what we’re seeing on the project and the future economy, we also incurred $36.3 million of charges based on what we think we’ll be putting into the project going forward and also based on our obligations to our lender on the project.

Josh Adi - Citigroup — Analyst

So you had no way to walk away from it?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

The $36 million is a guarantee that we have of the construction loan.

Josh Adi - Citigroup — Analyst

And then after that point, if there’s another dollar to put in, you’re going to walk away?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

No, not necessarily. We just know that we’re obligated to put in that full amount and when you look at the project and what we now think that it’s going to cost and what we think the value will be upon the project completion, we just felt like that money that we’re going to have to put in and have already put in and potentially have to put in through the guarantee is impaired today.

Christy Kelly - Duke Realty Corporation — EVP, CFO

And I think the other thing, too, I’d just like to stress which we were really trying to reiterate in our previous remarks is that we’ve got a great team there focused on this project that’s working really diligently to lease the space up. We believe in the project. It’s an excellent building and we think it’s going to be successful in the long term.

Josh Adi - Citigroup — Analyst

Thanks and just one more question separately. How are the bad debts trending? I remember that was something last quarter that you were concerned about. How is that trending versus last quarter?

Christy Kelly - Duke Realty Corporation — EVP, CFO

Yes, the bad debt, I’m happy to say that we’re seeing trending down. Historically, we had average run rate of about 25 basis points, which increased in up to second quarter to about 150 basis points and we’ve seen a significant decline in third quarter and are expecting that to be around 75 basis points for the year.

Josh Adi - Citigroup — Analyst

Thank you.

Operator

Thank you. Next we’ll go to the line of Chris Katen with Morgan Stanley. Please go ahead.

Chris Katen - Morgan Stanley — Analyst

Hi, good afternoon. My question is on the disposition plan.

You’ve been in the market and wanted to hear what the recent trends you’re seeing how that kind of shapes how you look at 2010, specifically, investor interest on office versus industrial and other things.

Christy Kelly - Duke Realty Corporation — EVP, CFO

Sure, Chris, this is Christy. First, I’d mentioned previously that for third quarter, we didn’t close any building sales for the quarter, but we did have a positive experience on land dispositions. The other thing that I’d just like to report is as of the month of October, we closed another $15 million in proceeds for another deal, and we’re working on closing another $120 million by December, and a majority of those transactions are under contract. We have buyers that are very anxious to buy, purchase, for various reasons by this year, by the end of this year.

The other thing I’d like to say is our team has just been doing a phenomenal job. Because of the focus on the sale of these non-strategic assets, we also have a number of transactions that are lined up for 2010 to close and so we are on track for a $300 million of dispositions for this year and are also comfortable with $300 million for next year, based on the statistics that we have in front of us today.

Denny Oklak - Duke Realty Corporation — Chairman, CEO

And the composition of those dispositions, a number of those are the properties that we originally developed and intended to sell. There’s a couple of build to suit projects that are being sold into our CBRT joint venture and then again our strategic focus on dispositions is really to downsize some of our Midwest office markets where we have some older assets and we’re working our way through those also.

Chris Katen - Morgan Stanley — Analyst

So it sounds like then there’s a portion of land in there that the remaining value after the impairment sounds like it’s in the mid-$200’s? Is that right? And that wouldn’t be yielding anything? Just thinking about the yield on your dispositions in 2010.

Denny Oklak - Duke Realty Corporation — Chairman, CEO

That’s correct.

Chris Katen - Morgan Stanley — Analyst

And last follow-up question here. Has the tenor of your discussions and negotiations with buyers, how has that evolved over the last few months as the debt markets have opened up somewhat? Has that improved in your mind?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Yes, it’s definitely improved. When you look back through the first part of this year, things were very very slow on the disposition side and now it’s picked up, but I will say of all the dispositions that we have lined up and basically all that we’ve executed this year, basically none of the buyers are using debt.

They’re all cash transactions because again when you look at our dispositions these are one off dispositions anywhere in the $10 million to $30 million range and the bank debt for single asset financing is still just not available out there today, so substantially everything we’re selling is all cash buyers of one form or another.

Chris Katen - Morgan Stanley — Analyst

Thank you.

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Hello?

Operator

Was that it?

Chris Katen - Morgan Stanley —Analyst

Yes, that’s it. Thank you.

Christy Kelly - Duke Realty Corporation — EVP, CFO

Thank you.

Operator

We’ll go to the line of Jamie Feldman of Bank of America.

Jamie Feldman - Banc of America Securities — Analyst

Thank you very much. Denny, I was just hoping you could give us a little bit more color on this strategy. Beyond selling non-core land, are we thinking in terms of new markets, how should we think about the Company two or three years out?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Jamie, we really aren’t thinking about any new markets right now. We’re really focused on the markets that we’re in and operating in today which is about 19 or 20 markets today, and we’re very pleased with the profile of the markets we’re in. Again, looking forward on the strategy as I mentioned, we’re looking to downsize the overall land position because we just don’t really see us getting involved to the extent we were on the merchant building business.

I think that’s going to change in my opinion in any way for publicly traded REITs; and our level of development volume is going to be down because a lot of that land we were using was in the merchant building business. So, we are keeping the land that we see as good developed land that we want to build product on and hold for the long term and we’ve identified those parts in each of our cities that we want to do that and that’s the land we’re holding for both, obviously I think in the near term on Build to suit projects that we’ll chase on the land and long term just inventory developed product, which is obviously much further out.

Then as far as the asset strategy, we are focused on reducing our overall suburban office investment, again because, primarily, that’s most of that, this targeted disposition and that area are older, less functional product and a lot of that is located in our Midwest markets, and as you know, we still have some assets to sell in Cleveland, which is a market we’ve really exited but we’ve still got a few assets there.

Long term, we’re focused, as Bob said, very focused on increasing our investment in the medical office portfolio. We’re seeing some good opportunities there. There continues to be some good development opportunities that we’re working on and as you know, we have several projects under development right now. And then we’re going to continue and focus and grow our bulk industrial. When you look at our targeted disposition list that we have out there today, there’s almost no industrial product on that list because we have really excellent bulk industrial portfolio today.

Does that help you any?

Jamie Feldman - Banc of America Securities — Analyst

Thank you, and then in terms of your comment at the beginning of the call about inventories being low, when you talk to your tenant base and potential tenants in the market, what are they thinking in terms of where inventories need to recover to see real new demand?

And, what kind of growth? We’re starting from a very low base so the question is what kind of growth do we need before all of the slack and warehouse gets taken out and you do need incremental demand? I’m just trying to get my head around that.

Denny Oklak -Duke Realty Corporation — Chairman, CEO

Well let me answer that first and Bob can chime in also, but we’re not seeing, I don’t think there’s a lot of slack in the industrial portfolio today. In other words, vacancies are up a little bit from their historic norms. Normally, the bulk industrial product runs somewhere between 5-8% vacancy at the most. It’s a very high occupancy product type. Today that occupancy not just in our portfolio, but I think if you look across-the-board is more in roughly 10% range in most of our markets but that 90% that is leased, the tenants are really using that space.

What we’ve seen is people are actually shoving more product into the space that they have and then just either downsizing their space, but keeping the same amount of inventory there. So I think the space that is leased today is pretty well occupied so as those inventories pick up, I believe that will translate relatively quickly into some increased occupancy in all of the markets.

Bob, your thoughts?

Bob Chapman - Duke Realty Corporation — COO

Well I’d just add that kicking the tires in various markets like the ones I mentioned, Dallas, Atlanta, Indianapolis, I’d just echo the usage of the space on the industrial side is strong, not only on the bulk side, but also the light industrial, the 50,000 to 100,000 square foot users. It seems like it’s higher space utilization than as an example on the office side, where you actually kick the tires on that and you can see where people aren’t using as much space.

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Jamie, the other thing I would add-on the industrial side, that our strategy has been to go to the larger bulk industrial buildings over the last few years, and our new development has been in larger buildings, I would say from 500,000 square feet and up above that. We have benefited in this most recent cycle here from having those larger warehouses because we’ve had several tenants that have consolidated several smaller warehouses into one of our larger bulk distribution facilities to gain efficiencies and, generally speaking, you have the larger spaces on a per square foot basis, you’ll have lower rent, so we benefited from that in several instances in the last 12 months.

Jamie Feldman - Banc of America Securities — Analyst

Okay, thank you.

Operator

Thank you. Next we’ll go to the line of Sloan Bohlen of Goldman Sachs.

Sloan Bohlen - Goldman Sachs — Analyst

Good afternoon. A question for Denny and probably Bob as well. Just on the leasing environment, a couple of the REITs we’ve heard from this year so far have spoken about stabilization in rents, probably mid-next year at some point. What kind of sign posts should we look for in your markets, both in the industrial and office, whether it be in shortening of concessions or are there any markets where you already seen that today?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Bob, I’ll let you.

Bob Chapman - Duke Realty Corporation — COO

Yes, Sloan, it’s usually — the concessions are usually the first indicator and a lot of types, the face rates are a good indicator, but there are several of our competitors that are out there dropping face rates to historic lows, so I wouldn’t consider that to be the best indicator. I think the indicator like I mentioned in Dallas with the free rent and also in Atlanta, I think that’s probably going to be the better indicator than face rates.

Denny Oklak - Duke Realty Corporation — Chairman, CEO

And I think my perspective would be that I think in most of our markets, especially I would say most of the Midwest markets, the industrial business has held up really pretty well because there was just not a lot of over-building, I’ll qualify that with the possible exception of Chicago. I think all of the larger cities that we operate in being Chicago, Atlanta and Dallas in all three of those cities there’s been some amount of over-building on the industrial side but the rest of the Midwest markets have held up pretty well and there hasn’t been a whole, a tremendous pressure on rents. There’s always some in a down cycle and so I think that you could easily see stabilization on rents by early to mid next year because they haven’t fallen terribly far already.

I think, probably, in some of the larger cities I think we probably have to pick up 200 or 300 basis points of additional occupancy before we see those rents start stabilizing, but again I think that could happen pretty quickly if the inventories start to build a little bit. And on the office side, I think it’s going to take us a while longer. Again, I think the rents, we see more of the concessions and probably more pressure on rents in the suburban office portfolio today and that, again, I think is just really going to be dependent on what the unemployment rate does.

Again, it’s now ticking up close to 10%, the most recent forecast that we’ve looked at to say it’s going to stay there probably until mid-next year so I don’t think that we’ll see maybe a floor on the office rents until we start seeing that unemployment rate start to go back down.

Sloan Bohlen - Goldman Sachs — Analyst

Okay thank you and then just a quick question for Christy. Just on the write down on the land that’s held for sale, maybe I missed it, but did you give the carrying value of what land was held for sale was written down to call it the $71 million?

Christy Kelly - Duke Realty Corporation — EVP, CFO

If I’m understanding your question, we looked at $382 million of land that we’re looking to dispose. We recorded impairment charges of $132 million on that land or a $0.35 charge to basis and we had remaining $440 million of land that we intend to develop.

Sloan Bohlen - Goldman Sachs —Analyst

Right, but you provided a write down for assets held for sale and I was just wondering whether you provided the basis for those assets.

Christy Kelly - Duke Realty Corporation — EVP, CFO

Oh, okay. On the assets, no I didn’t. I’m sorry. We, on the assets, we looked at a pre-impaired basis, if you will, of $305 million and took a write down of $71 million or $70.7 million for 23% impairment percentage of basis.

Sloan Bohlen - Goldman Sachs — Analyst

So is it fair to say if we look at the liquidity analysis in your supplemental looking out years I think you have 300 that you’re planning to sell next year, is it possible that we could continue to see impairments as those come up for sale?

Christy Kelly - Duke Realty Corporation — EVP, CFO

Yes, it is possible.

Sloan Bohlen - Goldman Sachs — Analyst

Okay. Thank you.

Operator

Thank you. Next, we’ll go to the line of Brendan Maiorana of Wells Fargo. Please go ahead.

Brendan Maiorana - Wells Fargo — Analyst

Thanks, hi, good afternoon. Denny and Bob, I hear your comments about the markets that hopefully it sounds like they’re starting to bottom, and I look at your leasing activity during the quarter and it was pretty strong especially on the renewal side, but as it relates to leasing up of vacancy that you have in your recently completed development projects, that’s lagged a bit, and I know some of your competitors have been very aggressive in terms of price.

Do you think the vacancy lease up has lagged because some of your competitors are being more aggressive on price or is just that the market too soft to absorb that space?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Well, first of all, I’d say we have made some progress on that and we have some deals out there that I think will, hopefully, make some more good progress on that. The unstabilized portfolio in the fourth quarter, we for example, and Bob mentioned this, we’ve signed about 660,000 square feet in two leases in Dallas in September that were in our unstabilized building, so that was a good pick up there.

As far as pricing goes, I don’t think we’re missing deals because of price. Generally speaking, we know where the deals are, but having said that I think there’s some people doing, as Bob said or alluded to, doing some crazy things out there and rather than do something on a long term basis at rents way below what we think they will be, we would rather wait because we think in 12 to 18 months we’re going to see particularly on the industrial side the market pick up hopefully pretty significantly.

Brendan Maiorana - Wells Fargo — Analyst

Can you give us a sense of where you think relative to where some of those deals may be clearing the market today where you think those rents would be in 12 to 18 months to make that calculation such that it’s more beneficial to you to wait?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

I think if you look at that if your rents can go up somewhere let’s say and just so you know we do this analysis on all lease, when we’re evaluating a lease proposal, we look at it, taken the lease today versus when we think we might lease it or have another opportunity to lease it and at what rate, so we look at that constantly. And I would say generally speaking if your rents are picking up and if you think rents are going to go up in the 15% to 25% range in the next 12 to 18 months, again off some of the very low rates we might be seeing in the market today, then usually that calculation says you’re better off waiting.

Brendan Maiorana - Wells Fargo —Analyst

Okay, that’s helpful. And then just going back to the land, the 440 million that’s left that’s not in the bucket to sell, what do you think your development starts can be on a longer term basis as you think about your organization right now and where it stands and where you’d like to be from development starts annually?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Well, I think we believe that as we get back to a normal market if you will, we can be in the $300 million to $500 million range of new development starts. Today, I think we believe that we can do $150 million to $200 million of medical office development, healthcare related development starts a year, and then if you look at the other 300 million or so, $200 million to 300 million in our 20 markets, that’s not an unreachable target at all for us, I think, in any kind of normalized environment.

Brendan Maiorana - Wells Fargo — Analyst

Does your land as it sits today have a significant portion that’s suitable for medical office or would that be more that would have to be land that would be acquired and then developed?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Well, generally speaking, the bulk of our medical office development is done on long term ground leases with the hospitals. Over 80% of our medical office development is on hospital campuses and generally attached to the hospital and the hospitals generally don’t like to sell that land so we’ll get somewhere between a 50 and 100 year ground lease on that land, which is very typical in the medical office business, so we don’t have not a lot of our land is geared towards the medical office business.

Brendan Maiorana - Wells Fargo — Analyst

So out of the remaining starts, the non-medical office, call it $200 million to $300 million per year on a normalized basis, you have land at the — $440 million roughly of land for $200 million to $300 million of development starts per year, what do you think your land is, mostly unimproved, as a portion of the overall cost of your development?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Well, it varies a little bit, if you’re talking kind of Midwest industrial is probably 10% to 15% of our overall cost, if you’re talking Washington DC office, which we own some Washington DC office land, still it’s probably 25% to 30% of our total project cost.

Brendan Maiorana - Wells Fargo — Analyst

So I’m reading through that, it sounds like you’ve got probably 10 years worth of land bank on $200 million to $300 million of annual starts.

Bob Chapman - Duke Realty Corporation — COO

Well, one thing that I’d add, is in our business model there are three different types of developments. There are partially pre-leased buildings, there’s Build to suit that we own and then there’s also third party construction that the client will own where we build the building for them and they will take on our land and so there’s some of that going on now.

Brendan Maiorana - Wells Fargo — Analyst

Okay, so that’s not included in kind of the historic number?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

That’s right. That’s probably running another $150 million to $200 million a year for us, and I am not sure how exactly you did that calculation, but I would tell you that it’s probably more of a four to five year supply of land for development at those levels.

Christy Kelly - Duke Realty Corporation — EVP, CFO

That’s right, and this is Christy. And I just want to reiterate that we took a look at our strategic focus here and refined it and then really dug into both land and our non-strategic building sets that we’re selling. I just also wanted to say that we mapped that land based on our needs and ran it through the development models using the undiscounted cash flow analysis and we incurred zero impairment charges.

The other thing, I wanted to circle back on the question on buildings. We also tested for impairment based on the over $1.5 billion in non-strategic assets that we’ve teed up for sale. For the first half, if you will, over $875 million of buildings and with that, over $575 million of basis that we tested to be sold in the next three years, we did not incur any impairment on, so I just wanted to circle back on the question that I think Chris asked.

Brendan Maiorana - Wells Fargo — Analyst

Okay, great. Thank you.

Operator

Thank you. Our next question comes from the line of Paul Adornator at BMO Capital Markets. Please go ahead.

Paul Adornato - BMO Capital Markets — Analyst

Thanks, just a quick follow-up. With respect to the merchant building, does your exit from that business cause you to re-evaluate your presence in any of those 19 or 20 markets that you currently operate in?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

No, Paul, as I said before, we’re pretty happy with all of the markets we’re in. I think there are some markets that will likely adjust our strategy within that market. Again, for example, I think you will see us more focused on the bulk industrial product in the Midwest that we traditionally have been so as we downsize that suburban office, I think that will be sort of a permanent downsize, and we won’t re-up the suburban office and some of the Midwest markets but all of the markets that we’re in today are performing pretty well, and we really like.

The other thing I would say about our markets is we like our position in the markets. If you look across the Midwest cities again particularly, excluding Chicago from this, we are a dominant player in all those markets and that helps us, we believe, get better pricing and do better in those markets, so we like being there. And Chicago we’re one of the top players, it’s hard to be dominant in these big markets but although I would tell you that I think on the industrial side we’re pretty dominant in Dallas and so again, we like all of the markets that we’re in.

Paul Adornato - BMO Capital Markets — Analyst

Okay, and finally, with respect to merchant building, will we see any additional G & A benefit or has that already flowed through the numbers?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

When you look at our G & A, we’re up a little bit this year from our sort of historical or last couple years run rate, primarily, because of the severance cost that we incurred this year in downsizing our business, so going forward we really anticipate today we tell you that we anticipate that G & A to run at roughly the same level that we’ve been seeing.

Paul Adornato - BMO Capital Markets — Analyst

Okay, thank you.

Operator

Thank you. Our next question will come from the line of Michael Knott of Green Street Advisors. Please go ahead.

Michael Knott - Green Street Advisors — Analyst

Hi guys.

Christy Kelly - Duke Realty Corporation — EVP, CFO

Hi there, Michael, how you doing?

Michael Knott - Green Street Advisors — Analyst

Doing well, thank you. I have a question on the land as well. Christy, can you just give us maybe a number in terms of what the value for FAR per foot is for the written down land that you intend to sell versus the $440 million that you intend to keep?

Christy Kelly - Duke Realty Corporation — EVP, CFO

Hang on one second, Michael.

Denny Oklak - Duke Realty Corporation — Chairman, CEO

I don’t think that we really calculated that and it’s going to vary a little bit because you got both office and industrial land in there, so I’m not sure that’s going to be a relevant number in total that I don’t have it by product type here, so I’m not sure I could really give you that right now.

Christy Kelly - Duke Realty Corporation — EVP, CFO

We’ll get back to you on that.

Michael Knott - Green Street Advisors — Analyst

What is the market for land sales right now? My perception is it’s not very deep, so I’m wondering how long you think it will take to sell that $250 million? If I’m thinking about that right, $250 million, and is there a price which you’d say, “yes, maybe I don’t need to sell,” if the pricing comes in worse than you expected? I’m curious how you went about the valuation of that land given the paucity of deals out there.

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Well, let me answer the first part.

Christy Kelly - Duke Realty Corporation — EVP, CFO

I’ll answer the second.

Denny Oklak - Duke Realty Corporation — Chairman, CEO

I’ll let Christy answer the second. I think that it’s slow out there. There’s no question about it, but there’s a couple things that I would say is there’s a lot of our land to be used for multiple types of commercial development. For example, over the years and we continue to be able to sell some office land for potential residential development, apartments, town homes; and we still are seeing some activity on that side, and then we, as Bob mentioned, a lot of times we’re able to sell land to users who want to build their own building. Many times that ends up being some of our third party business, so things are still moving but it’s slow.

We would like to think we could in the good years we were selling $150 million a year in 2005, ‘06, ‘07 and now we’re down in the closer to the $50 million to $60 million range, but we think we can maintain that range even in this market, and then the other thing that I would say is — (Audio ends abruptly).

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